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                                                                    EXHIBIT 10.3

                           LISTINGS LICENSE AGREEMENT

         THIS LISTINGS LICENSE AGREEMENT (the "Agreement") dated this 5th day of August, 2003 by and among CENDANT CORPORATION, a Delaware corporation with an office located at 9 West 57th Street, 37th Floor, New York, New York 10019 ("Cendant") and HOMESTORE, INC., a Delaware corporation with an office located at 30700 Russell Ranch Road, Westlake Village, California 91362 (collectively with its affiliates, successors and assigns, "Homestore").

                              W I T N E S S E T H:

         WHEREAS, Cendant is the parent of the franchisors (the "Franchisors"), respectively, of the CENTURY 21(R), ERA(R) and COLDWELL BANKER(R) real estate brokerage franchise systems and the owner of NRT Incorporated (collectively, the "Systems"); and

         WHEREAS, Homestore maintains one or more web sites on the Internet that provide to consumers, inter alia, access to real estate listings and other information regarding real estate opportunities; and

         WHEREAS, a dispute has arisen between Cendant, including certain Cendant subsidiaries, and Homestore, including certain Homestore subsidiaries, concerning the October 26, 2000 Agreement and Plan of Reorganization (the "Reorganization Agreement") between the parties; and

         WHEREAS, on August 5, 2003, Cendant, Homestore and other related parties executed a Settlement Agreement and Release ("Settlement Agreement") resolving the dispute concerning the Reorganization Agreement pursuant to which, among other things, Cendant and Homestore agreed to execute this Agreement;

         WHEREAS, pursuant to the Settlement Agreement, Homestore desires to obtain from Cendant the Listing Data and Broker Agent Data (as defined in the Master Operating Agreement executed as of October 26, 2000, which hereinafter shall be referred to as the "Master Operating Agreement") compiled by or on behalf of a Cendant Party from time to time during the term of this Agreement, (except to the extent that Homestore obtains Listings and Broker Agent Information pursuant to any MLS Agreement (as hereinafter defined)), and Cendant desires to provide the Listing Data to Homestore for display on the Sites as additional advertising exposure for the Listings; and,

         WHEREAS, notwithstanding any expiration or termination of the Master Operating Agreement (and solely for reference and definition purposes with respect to this Agreement), all capitalized terms not otherwise defined herein shall have the meanings set forth in the Master Operating Agreement, which meanings shall survive any such expiration or termination.

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         NOW, THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. TERM. The term of this Agreement (the "Term") shall commence on August 5, 2003 and shall terminate at the close of business on December 31, 2040, unless earlier terminated in accordance with the terms herein set forth.

         Section 2. LICENSE.

         (a) Non-Exclusive License. Subject to the terms and conditions of this Agreement (including, but not limited to the restrictions set forth in Section 2(f) hereof), Cendant hereby grants to Homestore, during the Term, a non-exclusive, fully paid-up, royalty-free license to (i) use, cache and reproduce the Listing Data and Broker Agent Data for public distribution, transmission and display, (ii) modify and translate the Listing Data and Broker Agent Data for distribution, transmission and display, (iii) excerpt, summarize, aggregate and display the Listing Data and Broker Agent Data for marketing and advertising purposes, and (iv) use the Listing Data and Broker Agent Data in connection with the distribution of the Listing Data and Broker Agent Data for Electronic Display, and to do all of the foregoing solely through or on the Homestore Listing Sites, the Homestore Site, the Realtor Site, or through or on any other website on which REALTOR.com(R) listings are, from time to time, displayed (collectively, the "Sites"). The aforementioned license grant is restricted to use of the Listing Data and Broker Agent Data, but may be viewed on a worldwide basis. Homestore shall have the right, but not the obligation, to so utilize the Listing Data and Broker Agent Data at the Sites during the Term. Cendant's obligations with respect to its licensing of the Listing Data and Broker Agent Data to Homestore does not represent a guaranty or warranty that Cendant will provide to Homestore any and all Listing Data and Broker Agent Data, but only that Cendant will use reasonable efforts to provide (or make available) to Homestore such Listings Data and Broker Agent Data to the extent that Homestore is unable (despite reasonable efforts) to obtain the information contained in such Listing Data and Broker Agent Data from an MLS. Homestore shall not, except for the use of Listings Data and Broker Agent Data for Electronic Display, have any right to sublicense to any other parties or third parties the rights granted in this Section 2(a) without Cendant's prior written consent, which consent shall be given or withheld at Cendant's sole discretion and election. Subject to the terms and conditions of this Agreement (including, but not limited to the restrictions set forth in Section 2(f) hereof), Homestore shall have the further right, at its own expense, to modify or have modified the Listing Data and Broker Agent Data to make such Listing Data and Broker Agent Data reasonably consistent with the look and feel of the Sites and the editorial and technical standards of Homestore as they may exist from time to time. Homestore shall not, without Cendant's prior written consent, remove broker identifying information that may appear on, in, or with the Listings Data and Broker Agent Data; provided, however, Homestore may remove marks or logos of third parties where Homestore has evidenced to Cendant in writing that Homestore shall forever release and hold harmless Cendant from and against any and all liability with respect to such removal. In addition, Homestore shall reproduce such broker identifying

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information on any reproductions or copies that may be authorized pursuant to this Section 2(a). To the extent that Homestore displays the Listing Data and Broker Agent Data that is provided by Cendant, Homestore agrees to update the Listing Data and Broker Agent Data displayed by Homestore promptly upon receiving updated Listing Data and Broker Agent Data from Cendant (and/or any related Listings from MLS) and agrees that, with each subsequent update of the Listing Data and Broker Agent Data (and/or related Listings) displayed by Homestore, the license shall terminate with respect to any obsolete or modified information previously provided by Cendant as part of the Listing Data and Broker Agent Data. Notwithstanding the foregoing, it shall be the responsibility of Homestore (and Cendant shall have no obligation or liability) to reconcile the Listing Data and Broker Agent Data with information on Listings received from any MLS or other sources, and Homestore shall not be obligated to incorporate other information provided by Cendant on any Listing Data or Broker Agent Data to the extent Homestore has received the same information from another source. Nothing in this Section 2(a) shall prohibit Homestore from obtaining Listings or Broker Agent Information from any MLS or other third party sources so long as such MLS and those other third party sources have the right to provide said Listings or Broker Agent Information to Homestore.

         (b) Listings Content Provided "As Is". Homestore acknowledges and agrees that Cendant is providing the Listing Data or Broker Agent Data to Homestore "As Is" without any warranties, either express or implied, whatsoever with respect to the Listing Data or Broker Agent Data (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose), its quality, quantity, substance, accuracy, and/or timeliness.

         (c) Listings Delivery. During the Term, Cendant shall use reasonable efforts to deliver the Listing Data or Broker Agent Data (or a portion thereof, if reasonably requested by Homestore) to Homestore in the format(s) and through the transfer protocol(s) that Cendant then-currently uses to provide similar listing data to its other customers (or as otherwise agreed to in writing by the parties), which Listing Data or Broker Agent Data shall be provided one (1) time per day unless otherwise agreed to by the Parties in writing.

         (d) No Referral Fees. Homestore agrees that in no event will Homestore attempt to charge a fee to Cendant (including its affiliates, successors or assigns) or any Franchisee of Cendant in connection with the Listing Data and/or any use, display, reproduction, or transfer thereof, other than in connection with Homestore's provision of products or services to such person pursuant to an agreement directly between such person and Homestore, without the prior consent of Cendant, which consent shall be given or withheld at Cendant's sole discretion and election. This Section 2(d) shall be deemed a continuing obligation and shall survive and remain in full force and effect for a period of three (3) years after termination or expiration of this Agreement. Notwithstanding the above, Homestore represents and warrants that it believes that pursuant to its current operating agreement with the National Association of Realtors ("NAR") or any other current agreement between Homestore and NAR, Homestore is

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effectively precluded from charging real estate brokers and real estate sales associates a referral fee for any customer referrals made by Homestore to real estate brokers or real estate sales associates.

         (e) Multiple Listing Service ("MLS") Agreement. Nothing contained in this Agreement shall be deemed to prohibit Homestore from obtaining Listing Data, Listings, Broker Agent Information or Broker Agent Data pursuant to any agreement Homestore may have with an MLS or any other third party aggregator of residential real estate brokerage listings not affiliated with Cendant. Should Cendant become in Control of any MLS or any other third party aggregator of residential real estate brokerage listings in the future that has an agreement with Homestore, Cendant will honor any such agreement to which it is a successor in interest, until either (i) the applicable MLS or other third party aggregator agreement expires or (ii) there is a Change of Control of Homestore pursuant to which Homestore is Controlled by an Excluded Business or, Homestore is no longer the operator of the official website of the National Association of Realtors, whichever occurs first. For purposes of this provision, the phrase "Excluded Business" shall mean any person or entity of any type that competes directly with any business that is encompassed in the Cendant Real Estate Division at the time of such Change of Control. For purposes of this provision, "Cendant Real Estate Division" shall mean the businesses operated by Coldwell Banker Real Estate Corporation, Century 21 Real Estate Corporation, ERA Franchise Systems, Inc., NRT Incorporated, Cendant Mortgage Corporation and Cendant Mobility Services Corporation including their respective subsidiaries. For the purposes of this Agreement, the term "MLS" means any entity, facility or operation for which real estate brokerage participants have consented to the delivery or exchange of their real property listing, sale or rental information that has generally been established for real estate brokerages and/or real estate appraisal participants in order to facilitate the orderly accumulation and dissemination of a database of real property listing, sale or rental information among such participants and whereby offers of cooperation are made among the brokerage participants with respect to real property listings. The term MLS shall not include Virtual Office Websites as the phrase "Virtual Office Websites" is defined by general industry standards; provided, however, MLSs that use or assist their participants in using Virtual Office Websites shall not be excluded from the definition of "MLS."

         (f) Notwithstanding the license rights set forth in Section 2(a) hereof, Homestore shall not, directly or indirectly, and shall not encourage any other person to, directly or indirectly, either alone or in concert with any other person, use, reproduce, distribute, transmit, display, modify, translate, create excerpts from, summarize, or aggregate the Listing Data or Broker Agent Data in any manner that results in an inaccurate representation of the Listing Data or Broker Agent Data made available by Cendant or that otherwise undermines the intent of this Agreement.

         Section 3. INSURANCE. (a) Commencing on the date of this Agreement and continuing through the earlier of December 31, 2040 or a period of not less than six (6) months after the termination of this Agreement, Homestore will (at no additional cost to Cendant) secure and maintain the following policies of insurance:

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         (i)     Comprehensive general liability insurance on an occurrence basis (including the following types of coverage: independent contractors, contractual, products and completed operations, and broad form property damage) with combined single limits of not less than Four Million Dollars ($4,000,000) per occurrence and aggregate annual limits of not less than Ten Million Dollars ($10,000,000) (it being acknowledged that such coverage limit need not be in excess of the foregoing amount);

         (ii) Contractual Liability Insurance in an amount not less than one million dollars ($1,000,000.00) per occurrence, subject to the aggregate annual limit described in 3(i) above;

         (iii) Professional Liability and Errors and Omissions Liability Insurance covering acts, errors, omissions, and equipment/machine malfunctions arising out of Homestore's (or its agents') operations or services in an amount not less than five million dollars ($5,000,000.00)] per occurrence, with an annual aggregate limit of not less that ten million ($10,000,000.00)(it being acknowledged that such coverage limit need not be in excess of the foregoing amount); and

         (iv) Crime Insurance (including Fidelity Bond, Employee Dishonesty, and Computer Fraud Coverage) covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Homestore's (or its agents') personnel, acting alone or with others, with an aggregate limit of not less than one million dollars ($1,000,000.00) per year.

         Homestore represents that Cendant and its affiliates and their respective officers, directors, employees and agents shall be included as additional insureds and shall be primary for all purposes. All policies shall be endorsed with a statement that the coverage may not be canceled, altered or permitted to lapse or expire without thirty (30) days advance written notice to Cendant, that the coverage shall be primary and that any insurance carried by Cendant or its affiliates shall be non-contributory to such coverage. The names of Homestore and Cendant as identified in the policies shall be identical to the names of Homestore and Cendant as identified in this Agreement. If an umbrella policy is used to satisfy any required coverage of this Section 3, such policy shall be at least "Follow-Form" with the requirements described in this Section 3 and not limit the coverage of any other policies used to provide coverage under this Section 3.

         (b) Simultaneously with the execution of this Agreement, and each time a change is made in any insurance policy described in Section 3(a) above (including, without limitation, a change in the carrier of any such policy), Homestore will furnish to Cendant a certificate of insurance evidencing the applicable insurance coverages in effect and the corresponding named insured and additional insureds, and endorsed with a statement that the coverage may not canceled, altered or permitted to lapse or expire without thirty (30) days' advance written notice to Cendant. Failure to demand such

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certificates or other evidence of full compliance with these insurance requirements or failure of Cendant to identify a deficiency from evidence that is provided, shall not be construed as a waiver of obligation to maintain such insurance.

         (c) All policies required by this Agreement shall be written by insurance carriers rated "A" or better by A.M. Best. No "cut through" endorsements shall be acceptable. All policies shall provide that the insurer waives any right of subrogation against Cendant. By requiring insurance as provided in this Section, Cendant does not represent that coverage and limits will be necessarily adequate to protect Cendant and its affiliates, and their officers, directors, employees and agents, and such limits shall not be deemed as a limitation of Homestore's liability under this Agreement.

         Section 4. INDEMNIFICATION & LIMITATION OF LIABILITY.

         (a) Indemnification By Cendant. Cendant shall indemnify, defend, and hold harmless each of Homestore and its Affiliates and the directors, officers, and employees of Homestore and such Affiliates and the successors and assigns of any of the foregoing (the "HOMESTORE INDEMNITEES"), from and against any and all liabilities (including, but not limited to, actions under or related to the Fair Housing Act), damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any Homestore Indemnitee, arising from or occurring as a result of any claim, action, suit or other proceeding brought by third parties against a Homestore Indemnitee arising out of or resulting from: (i) any claim of any violation or misappropriation of a third party's Intellectual Property Rights in connection with Cendant-owned Data (if any) provided to Homestore hereunder or Cendant Intellectual Property Rights, or (ii) any breach of Cendant's representations and warranties under this Agreement, or (iii) any inaccuracies in the Listing Data that are knowingly introduced by a Cendant Party with willful misconduct or gross negligence, and with the intent to cause harm and/or damage, or (iv) any breach by Cendant of its obligations set forth in Section 12 hereof. Notwithstanding the foregoing, Cendant shall have no obligation under this Section 4(a) with respect to liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses, to the extent the same is caused by the gross negligence or willful misconduct of a Homestore Indemnitee.

         (b) Indemnification By Homestore. Homestore shall indemnify, defend, and hold harmless each of the Cendant Parties and the Affiliates and the directors, officers, and employees of Cendant, the Cendant Parties and such Affiliates and the successors and assigns of any of the foregoing (the "CENDANT INDEMNITEES"), from and against any and all liabilities (including, but not limited to, actions under or related to the Fair Housing Act), damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any Cendant Indemnitee, arising from or occurring as a result of any claim, action, suit, or other proceeding brought by (A) third parties against a Cendant Indemnitee arising out of or resulting from (i) any claim of any violation or misappropriation of a third party's Intellectual Property Rights in connection with the

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Homestore Intellectual Property Rights, or (ii) any breach of Homestore's representations and warranties under this Agreement, or (iii) any use of the Listing Data pursuant to this Agreement, or (iv) any breach by Homestore of its obligations set forth in Sections 2(f), 9, and 12, hereof, or (B) any Cendant Indemnitee against Homestore arising out of or resulting from any breach by Homestore of its obligations and/or restrictions set forth in Sections 2(a), 2(d), 9, and 12 hereof. Notwithstanding the foregoing, Homestore shall have no obligation under this Section 4(b) with respect to liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses, to the extent the same is caused by the gross negligence or willful misconduct of a Cendant Indemnitee.

         (c) A Party (for purposes of this Section 4, the "INDEMNITEE") that intends to claim indemnification under any provision of this Agreement shall promptly notify the indemnifying Party (the "INDEMNITOR") in writing of any claim, action, suit, or other proceeding brought in respect of which the Indemnitee or any of its Affiliates, or their directors, officers, employees, successors or assigns intend to claim such indemnification hereunder. As between the Parties hereto, the Indemnitor shall have the right to control the defense and settlement of such claim, action, suit or other proceeding; provided, that the Indemnitee shall have the right to participate in such defense or settlement with counsel of its own choosing at its expense. The Indemnitee shall reasonably cooperate with the Indemnitor hereunder as reasonably requested and at the Indemnitor's expense. Notwithstanding the foregoing, the indemnity agreement in this Section 4 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, to the extent such consent is not withheld or delayed unreasonably. An Indemnitor shall not enter into any settlement which requires the Indemnitee to admit to any culpability or liability, or obligates the Indemnitee to pay any amounts or agree to any form of injunctive relief, without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under Section 4 that would have otherwise been mitigated or eliminated but for such failure to deliver timely notice, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under Section 4. The Parties shall keep each other fully informed of the progress of any claim, action, suit, or other proceeding regarding an indemnification claim made under this Section 4.

         (d) Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED BELOW IN THIS SECTION 4(D), NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOST SAVINGS) ARISING FROM, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES. THIS LIMITATION OF LIABILITY APPLIES REGARDLESS OF THE FORM OF ACTION, WHETHER IN

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CONTRACT, TORT, OR OTHERWISE. THE LIMITATIONS OF LIABILITY SET FORTH ABOVE IN
THIS SECTION 4(D) SHALL NOT APPLY TO LOSSES OR DAMAGES AGAINST WHICH THE PARTIES HAVE AGREED TO INDEMNIFY EACH OTHER PURSUANT TO SECTIONS 4(A) AND 4(B) OF THIS AGREEMENT.

         (e) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, EACH PARTY EXPRESSLY DISCLAIMS ANY FURTHER OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS THE OTHER PARTIES FROM ANY CLAIMS OR LOSSES ARISING HEREUNDER.

         Section 5. ACKNOWLEDGEMENTS. (a) Homestore acknowledges that, except for NRT, Cendant and the Franchisors are franchisors and not the owners or operators of real estate brokerage offices and that the information contained in the Listing Data is provided to Cendant by the Franchisees. Notwithstanding anything to the contrary contained in this Agreement, except as provided below, Homestore acknowledges that the Franchisees may use the information in the Listing Data freely and that Cendant cannot restrict the Franchisees' use of such information. No such use of the information contained in the Listing Data by a Franchisee shall constitute a violation by Cendant of this Agreement.

         (b) Cendant shall not, directly or indirectly, and shall not encourage any other person to, directly or indirectly, take any action, either alone or in concert with any other person, designed to (i) reduce the quality, quantity, substance, accuracy (if any), or timeliness of Listings, Listings Data, Broker Agent Information or Broker Agent Data available to Homestore from any MLS, any Cendant Party, any Franchisee of a Cendant Party, any other source Controlled by any Cendant Party, or any other source wholly owned by one or more Franchisees of any Cendant Party (as the terms "Franschisee" and "Controlled" and the phrase "Cendant Party" or Cendant Parties" are defined in the Master Operating Agreement) so long as such person remains a Cendant Party, a Franchisee of a Cendant Party, Controlled by any Cendant Party, or wholly owned by one or more Franchisees of a Cendant Party or (ii) otherwise undermine the intent of this Agreement. Clause (i) of the preceeding sentence shall be deemed a continuing obligation and shall survive and remain in full force and effect for a period of three (3) years after termination or expiration of this Agreement. Notwithstanding the foregoing, Homestore acknowledges that Cendant is the parent corporation of numerous affiliates (e.g., Cendant Mobility Services Corporation) that engage in the ordinary course of business in activities ancillary to their core businesses that may overlap with the license rights contained in the provisions of this Agreement, and Homestore acknowledges that such activities by such affiliates shall not constitute a violation of this Agreement. Homestore agrees that nothing in this Agreement shall be deemed to prohibit Cendant from recommending to its Brands' Franchisees (as the terms "Brand" and "Franchisee" are defined in the Master Operating Agreement) that they provide the Listings Data, Broker Agent Information or Broker Agent Data to other MLSs or other third party aggregators of real estate information (e.g. Yahoo, Homefinders, etc.), so long as such recommendation does not affect Homestore's access to data from any source.

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         Section 6. TERMINATION.

         Cendant may, with or without cause and at Cendant's option and in Cendant's complete and sole discretion, terminate this Agreement and revoke the licenses granted pursuant to Section 2 hereof upon providing Homestore with ninety (90) days written notice of Cendant's intent to terminate this Agreement and revoke the licenses. Nothing in this Section 6 shall prohibit Homestore from obtaining the Listings, Listing Data, Broker Agent Information or Broker Agent Data from any MLS or other third party sources so long as the MLS and/or those other third party sources have the right to provide said information or data to Homestore. The provisions of Section 2(d) and Section 5(b) shall survive termination and expiration of this Agreement as provided therein.

         Section 7. COVENANT NOT TO PROMOTE. During the first two (2) years of this Agreement, or until this Agreement is terminated pursuant to Section 6 above, whichever occurs first, or unless otherwise agreed to in a separate writing or agreement between the parties, Cendant will not promote to the Coldwell Banker, Century 21 or ERA brokers or agents any product that competes with Homestore's iLead agent web page, iLead office products or any of its successor products. Notwithstanding the foregoing, Cendant and its Brands may offer (for sale, at no charge, or otherwise) personal profile pages on its and/or their national websites. In addition (and notwithstanding the foregoing or anything contained in the Master Operating Agreement or any other agreement between the parties prior to the effective date of this Agreement), Cendant and its Brands shall be permitted to aggregate Listings via third party links from its and/or their national websites to its or their local websites and to the Metro websites of NRT Incorporated (which entity Cendant recently acquired through one of its subsidiaries).

         Section 8. REPRESENTATIONS. (a) Each party has full power and authority and has been duly authorized, to enter into and perform its obligations under this Agreement, all necessary approvals of any Board of Directors, shareholders, partners, co-tenants and lenders having been obtained. The execution, delivery and performance of this Agreement by each party will not violate, create a default under or breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which such party or any of its principals is a party or is subject. Neither party is the subject of any current or pending dissolution, receivership, bankruptcy, reorganization, insolvency, or similar proceeding on the date this Agreement is executed by such party and was not within the three (3) years preceding such date. The persons signing this Agreement on behalf of each party personally represent and warrant to the other party that they are authorized to execute this Agreement for and on behalf of such party and have full authority to so bind such party.

         (b) Cendant also represents and warrants that: (1) the provision of any Cendant-owned Data that may be provided to Homestore hereunder does not violate any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any applicable copyright, patent, trademark, trade secret, or other

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intellectual property right, (2) the Listing Data (in the form and content provided by Cendant) shall not include content that is defamatory; (3) as of the Effective Date, the provision of any Cendant-owned Data that may be provided to Homestore under this Agreement does not violate any of applicable law or regulation, including without limitation, any unfair competition or any applicable anti-discrimination law; and (4) Cendant has all rights necessary to deliver to Homestore, the entire contents and subject matter contained in the Listing Data, and any Cendant or band Marks therein.

         (c) Homestore also represents and warrants that: (1) Homestore or its agents shall not introduce into any Listing Data or Broker Agent Data provided by Cendant hereunder any content or materials which are obscene, threatening, malicious, libelous, defamatory, scandalous, inflammatory, pornographic, or profane, (2) Homestore's use of the Listing Data complies with any and all applicable laws or regulations, and (3) with respect to any personally identifiable information contained in the Listing Data and Broker Agent Data, Homestore shall protect such information in accordance with any and all applicable privacy laws and regulations.

         (d) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ABOVE IN THIS SECTION 8 OR ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LISTING DATA AND/OR LICENSES GRANTED HEREUNDER, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTY OF
MERCHANTABILITY, DATA ACCURACY, OR FITNESS FOR A PARTICULAR PURPOSE.

         Section 9. TRADEMARKS. (a) During the Term, Cendant grants, or agrees to cause its affiliates to grant, as the case may be, to Homestore a limited license to use the registered Marks in connection with the Data Listing, as set forth in this Agreement, consistent with the identity standards maintained by the Systems (which Cendant shall provide to Homestore at regular intervals) and, if any Mark is to be supplied other than in the form supplied to Homestore as part of the Data Listing, subject to Cendant's prior approval, in its reasonable discretion (which approval shall not be unreasonably withheld, conditioned or delayed), of any such representation of the Marks. Homestore specifically acknowledges that, except as expressly provided in this Section 9, this Agreement does not confer upon Homestore any interest in or right to use any Marks or other substantially similar intellectual property right of Cendant, Brands, the Franchisors, or their affiliates (collectively referred to as the "Cendant Intellectual Property Rights") unless Homestore receives the prior written consent of Cendant which consent Cendant may grant or withhold in its sole discretion. Homestore further agrees that upon termination of this Agreement, Homestore shall immediately cease and discontinue all use of the Cendant Intellectual Property Rights. Further, if Homestore wishes to utilize the Cendant Intellectual Property Rights in advertising or promotional materials, it must submit such materials to Cendant for final written approval before utilizing them, which approval shall not be unreasonably withheld, conditioned or delayed by Cendant. In no event may Homestore or any affiliated or associated person or entity utilize the Cendant Intellectual Property Rights in connection with any products or services other than the Sites.

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Homestore and Cendant further acknowledge that, except as provided in Section 2 above and in this Section 9, this Agreement does not create or grant any rights in Homestore to use any intellectual property rights owned or controlled by any Franchisee, or their affiliates, nor does Cendant wish to grant any such rights.

         (b) Cendant specifically acknowledges that this Agreement does not confer upon Cendant any interest in or right to use any trademark, service mark or other intellectual property right of Homestore or its affiliates (collectively referred to as "Homestore Intellectual Property Rights") unless Cendant receives the prior written consent of Homestore which consent Homestore may grant or withhold in its sole discretion. Cendant further agrees that upon termination of this Agreement, Cendant shall immediately cease and discontinue all use of Homestore Intellectual Property Rights. Further, if Cendant wishes to utilize Homestore Intellectual Property Rights in advertising or promotional materials, it must submit such materials to Homestore for final approval which approval Homestore may grant or withhold in its sole discretion, before utilizing them. In no event may Cendant or any affiliated or associated person or entity utilize Homestore Intellectual Property Rights in connection with any products or services other than as provided under this Section 9(b).

         Section 10. RELATIONSHIP OF PARTIES. Homestore is an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other or any other party for any purpose whatsoever. Cendant and Homestore expressly acknowledge that the relationship intended by them is a business relationship based entirely on and circumscribed by the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

         Section 11. ASSIGNMENTS. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Cendant and/or Homestore may assign this Agreement to an affiliate or in connection with a consolidation, merger or sale of substantially all of its assets without the consent of the other party hereto, provided that such assignee shall assume in writing all of the obligations hereunder of the assignor. In addition, Cendant may assign its rights or obligations hereunder to any of its Affiliates.

         Section 12. CONFIDENTIALITY. Each party shall at all times keep confidential all confidential and proprietary information of the other party (and, in the case of Cendant, Consultant shall keep confidential all confidential and proprietary information of Cendant's Affiliates, employees, franchisees, sales associates, brokers, and customers) which is provided to the other party (or to which the other party has access) during the Term ("Confidential Information"). Neither party (without the prior written consent of the other party and/or as otherwise specified in this Agreement) shall use the other party's Confidential Information for any purpose other than as specified in this Agreement and for the sole purposes of fulfilling their respective obligations hereunder, and will not disclose any such Confidential Information to any third parties. To the extent that Homestore has access to personally identifiable information (including, but not limited

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to, credit card information, social security numbers, and/or account or financial information, but excluding the Listings Data and Broker Agent Data) of Cendant's or its Affiliates' employees, franchisees, sales associates, brokers, or customers, Homestore acknowledges and agrees that such information is highly confidential and private in nature and agrees to hold such information in the strictest of confidence, and protect such information, in accordance with Cendant's privacy policies, the aforementioned confidentiality provisions, and applicable law. The parties acknowledge that Cendant has provided Cendant's privacy policies to Homestore as of the date of this Agreement. Further, Cendant shall provide Homestore with reasonable notice prior to issuing future modifications to Cendant's privacy policies. Upon termination or expiration of this Agreement, each party shall (at the other party's option) destroy or return to the other party all materials containing any Confidential Information of the other party. In addition, the contents, terms and conditions of this Agreement shall be kept confidential and may not be disclosed except to the extent such disclosure is required by applicable law, rule or regulation, legal or judicial process, or the applicable rules or regulations of the Securities and Exchange Commission, NASDAQ or any stock exchange on which the securities of Homestore may be traded.

         Section 13. PARTIAL INVALIDITY. Should any part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portion of this Agreement.

         Section 14. NO WAIVER. No failure or delay in requiring strict compliance with any obligation of this Agreement (or in the exercise of any right or remedy provided herein) and no custom or practice at variance with the requirements hereof shall constitute a waiver or modification of any such obligation, requirement, right or remedy or preclude exercise of any such right or remedy or the right to require strict compliance with any obligation set forth herein. No waiver of any particular default or any right or remedy with respect to such default shall preclude, affect or impair enforcement of any right or remedy provided herein with respect to any subsequent default. No approval or consent of either party shall be effective unless in writing and signed by an authorized representative of such party, and such party's consent or approval may be withheld for so long as Homestore is in default of any of its obligations under this Agreement.

         Section 15. NOTICES. Notices will be effective hereunder when and only when they are reduced to writing and delivered, by (i) United States first class mail, postage prepaid, or (ii) by next day delivery service, with proof of delivery, or (iii) mailed by certified or registered mail, return receipt requested, to the appropriate party at its address stated below or (iv) to such person and at such address as may be designated by notice hereunder. Notices shall be deemed given on the date delivered or date of attempted delivery, if service is refused.

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         Homestore:                                      Cendant:

         HOMESTORE, INC.                        CENDANT CORPORATION
         30700 Russell Ranch Road               9 West 57th Street, 37th Floor
         Westlake Village, California 91362     New York, New York 10019
         Attention: Chief Executive Officer;    Attention: General Counsel
         with a copy to Attention : General
         Counsel

         Section 16. PUBLICITY. Each party shall (a) submit to the other all advertising, written sales promotions, press releases, and other publicity matters relating to this Agreement in which the other party's name or mark is mentioned or which contains language from which a relationship with the other party may be inferred or implied and (b) not publish or use advertising, sales promotions, press releases or publicity matters without the other party's prior written consent. The parties acknowledge that any press release announcing the transaction contemplated by this Agreement may address the duration of the transaction. Nothing in the Section 16 shall be deemed to prohibit or otherwise restrict the Parties from complying with disclosure obligations under applicable law, rules, regulations or court judicial order.

         Section 17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by all Parties and delivered to the other Parties. Each Party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the Parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following the execution thereof.

         Section 18. MISCELLANEOUS. This Agreement will be construed in accordance with the laws of the State of New York, except for New York's conflict of laws principles. Homestore and Cendant consent to the personal jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York and further waives objection to venue in any such court in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach of default of this Agreement, or otherwise arising under or by reason of this Agreement. This Agreement is exclusively for the benefit of the parties hereto and may not give rise to liability to a third party. No agreement between either party hereto and anyone else is for the benefit of the other party hereto. Neither party will interfere with contractual relations of the other. The section headings in this Agreement are for convenience of reference only and will not affect its interpretation.

This Agreement, together with all instruments, exhibits, attachments and schedules hereto, constitutes the entire agreement (superseding all prior agreements and understandings, oral or written) of the parties hereto with respect to the subject matter hereof and shall not be modified or amended in any respect except in writing executed by all such parties.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

                                               CENDANT CORPORATION

                                               BY: /s/ C. Patteson Cardwell, IV
                                                   _____________________________
                                                   Title: Senior Vice President,
                                                          Legal

                                               HOMESTORE, INC.

                                               BY: /s/ Michael R. Douglas
                                                   _____________________________
                                                   Title: EVP & General Counsel

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